UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2009

Kforce Inc.

(Exact name of registrant as specified in its charter)

Florida	000-26058	59-3264661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 East Palm Avenue, Tampa, Florida 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 552-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 24, 2009, Sara R. Nichols has accepted the position of Vice President, Finance. In this role, Ms. Nichols will be responsible for managing all aspects of Kforce Inc.’s (“Kforce”) finance operations including strategic financial planning, analysis of operational results and internal reporting to various Kforce executives and its Board of Directors. From August 13, 2007 through February 24, 2009, Ms. Nichols served as Kforce’s Chief Accounting Officer and Principal Accounting Officer. For two years prior to assuming her role as Chief Accounting Officer, Ms. Nichols served as the Director of the Business Process Management Department where her team led enterprise-wide process improvement projects and managed the internal control certification process for the company.

(c) On February 24, 2009, Kforce appointed Jeffrey B. Hackman, age 30, as Chief Accounting Officer and Principal Accounting Officer. Mr. Hackman received his Bachelor of Science in Accounting and Masters of Accountancy from the University of South Florida (“USF”). He is a CPA in the State of Florida and a member of the American Institute of CPAs and Florida Institute of CPAs. His professional affiliations include serving on the Board of Directors of the USF Accounting Circle, which supports the development and growth of the USF School of Accountancy and its students and faculty.

From October 1, 2007 through February 24, 2009, Mr. Hackman served as the SEC Reporting Director of Kforce, where he oversaw all aspects of Kforce’s reporting with the Securities and Exchange Commission, assisted in the oversight of Kforce’s external audit and certain areas of the financial close as well as other initiatives. Mr. Hackman began his career with Arthur Andersen, LLP in January 2001 where he served as an auditor. Mr. Hackman was employed by Grant Thornton LLP, the U.S. member firm of Grant Thornton International Ltd and one of the six global audit, tax and advisory organizations, as an audit senior manager from September 2002 to September 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

March 2, 2009	By:	/s/ JOSEPH J. LIBERATORE
Joseph J. Liberatore,
Executive Vice President, Chief Financial Officer (Principal Financial Officer)